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                                                                     EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                               WORLD ACCESS, INC.

                  World Access, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

                  FIRST: That, the Board of Directors of the Corporation unanimously adopted a resolution setting forth proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable, and directing that said amendment be presented to the stockholders of the Corporation for consideration at a special meeting of the stockholders or by written consent of the stockholders. The resolutions setting forth the proposed amendment is as follows:

                  RESOLVED, that the Certificate of Incorporation of the Corporation be amended to change the number of shares of stock that the Corporation has authority to issue and that such amendment be effected by deleting the first paragraph of ARTICLE IV and substituting the following paragraph in lieu thereof:

                                  CAPITAL STOCK

                  "The total number of shares of stock that the corporation shall have authority to issue is One Hundred Sixty Million (160,000,000), consisting of One Hundred Fifty Million (150,000,000) shares of common stock, $.01 par value per share ("Common Stock"), and Ten Million (10,000,000) shares of preferred stock, $.01 par value per share ("Preferred Stock")."

The designation, relative rights, preferences and limitations of the shares remain as stated in the original Certificate of Incorporation.

                  SECOND: That, pursuant to resolution of the Board of Directors of the Corporation, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

                  THIRD: That the aforesaid amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

                  IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed as of this 30th day of November, 1998.

                                      WORLD ACCESS, INC.


                                      By:
                                          -------------------------------------
                                          Steven A. Odom, Chairman of the Board